Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated July 17, 2026 (which report contains an explanatory paragraph relating to NuvOx Therapeutics, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) on our audit of the financial statements of NuvOx Therapeutics, Inc. as of and for the years ended December 31, 2025 and 2024.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey
July 17, 2026